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                                                                     EXHIBIT 8.1


                     [LETTERHEAD OF SCHIFF HARDIN & WAITE]


                                 April 21, 2000

    NiSource Inc.
    801 E. 86th Avenue
    Merrillville, IN  46410


             RE:  NEW NISOURCE INC. AND NISOURCE
                  FORM S-4 REGISTRATION STATEMENT
                  (Registration No. 333-33896)

    Gentlemen:

             We are special tax counsel to NiSource Inc., an Indiana corporation ("NiSource"), and New NiSource Inc., a Delaware corporation ("New NiSource"), in connection with the issuance of common shares $.01 par value (including preferred share purchase rights), and SAILS ("SAILS") of New NiSource or, alternatively, SAILS and common shares, no par value (including preferred share purchase rights) of NiSource, in connection with the merger transactions described in the Registration Statement of New NiSource and NiSource (Registration No. 333-33896) to which this opinion is filed as an exhibit (the "Registration Statement").

             The preferred structure for the merger (the "Preferred Structure") involves the creation of a new holding company, which is New NiSource, and two separate but concurrent mergers. One wholly-owned subsidiary of New NiSource will merge into NiSource, and another wholly-owned subsidiary of New NiSource will merge into Columbia Energy Group ("Columbia"). NiSource and Columbia will be the surviving corporations in those mergers and will become wholly owned by New NiSource. Immediately after these mergers, NiSource will merge into New NiSource. New NiSource will then change its name to "NiSource Inc." and serve as a holding company for Columbia and its subsidiaries and the current subsidiaries of NiSource. Under the Preferred Structure, if NiSource shareholders approve the merger agreement, NiSource shareholders will receive one common share of New NiSource for each of their NiSource common shares. Columbia shareholders will receive (1) $70 in cash and $2.60 stated amount of SAILS, which is a unit consisting of a zero coupon debt security and a forward equity contract having the terms described in the Registration Statement, or (2) if a Columbia shareholder so elects, the number of New NiSource common shares equal to $74 divided by the average trading price of NiSource common shares for the 30 consecutive trading days ending two trading days before the completion of the merger, but never more than 4.4848 shares. Stock elections are subject to proration if the elections exceed 30% of Columbia's outstanding common shares. Also, unless Columbia shareholders make stock elections for at least 10% of Columbia's outstanding common shares, all Columbia shareholders will receive cash and SAILS in the merger.

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    NiSource Inc.
    April 21, 2000
    Page 2


             The consideration to be paid in the merger under the Preferred Structure will include an additional amount reflecting an interest factor, if the merger is not completed by February 27, 2001. This will be an amount in cash equal to interest at 7% per annum on $72.29 for the period beginning on February 27, 2001 and ending on the day before the completion of the merger, less the amount of any cash dividends paid on Columbia common shares with a record date after February 27, 2001.

             If the NiSource shareholders do not approve the merger agreement, the merger between NiSource and a wholly-owned subsidiary of New NiSource will not occur, and Columbia will become a wholly-owned subsidiary of NiSource itself, rather than of New NiSource (the "Alternative Structure"). Under the Alternative Structure, NiSource common shares will remain unchanged and will not be converted into common shares of New NiSource. Columbia shareholders, other than shareholders who exercise their appraisal rights, will receive, for each of their Columbia common shares, $70 in cash and $3.02 stated amount of a NiSource SAILS, a unit consisting of a zero coupon debt security and a forward equity contract having the terms described in the Registration Statement, and, as in the case of the Preferred Structure, an additional amount if the merger is not completed by February 27, 2001. Columbia shareholders will have no right to elect to receive stock consideration if the Alternative Structure is used.


             Assuming that (1) the merger transactions under either the Preferred Structure or Alternative Structure will be performed in accordance with the description of such transactions in the Registration Statement and
    (2) the operative documents for the SAILS or NiSource SAILS will be performed in accordance with the terms described in the Registration Statement, we are of the opinion that, except for those matters opined on by Sullivan & Cromwell in the section of the Registration Statement headed "Tax Implications to Columbia Shareholders," the discussion in the Registration Statement under the heading "United States Federal Income Tax Consequences," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, fairly presents in all material respects the principal United States federal income tax consequences of the proposed merger transactions under either the Preferred Structure or the Alternative Structure, and an investment in either SAILS or NiSource SAILS. In addition, we are of the opinion that, assuming the merger transactions under the Preferred Structure are consummated in accordance with the description of such transactions in the Registration Statement, the merger of a wholly owned subsidiary of New NiSource into NiSource will be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or combined with the merger of a wholly owned subsidiary of New NiSource into Columbia, as a transfer of property to New NiSource by holders of NiSource common shares immediately after which the former shareholders of NiSource shares to New NiSource and the former shareholders of Columbia that contribute their Columbia shares to New NiSource are in control of New NiSource in a transaction governed by Code Section 351.


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NiSource Inc.
April 21, 2000
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         Our opinion is based on current provisions of the Code, the Treasury
Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "United States Federal Income Tax Consequences" in the Registration Statement.


                                          Very truly yours,

                                          SCHIFF HARDIN & WAITE



                                          By:  /s/ Lawrence H. Jacobson
                                               --------------------------------
                                               Lawrence H. Jacobson